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                                                                    EXHIBIT 10.7


                                NEWWATCH COMPANY

                                  May 1, 1999

Kenneth Kurtzman

Dear Kenny:

                 NewWatch Company (the "Company") is pleased to offer you employment on the following terms:

                 1. POSITION. You will serve in a full-time capacity as Chief Executive Officer of the Company. You will report to the Company's Board of Directors (the "Board"). You will be nominated to be a member of the Board. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

                 2. SALARY. You will be paid a salary at the annual rate of $250,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

                 3. BONUS. You will receive a signing bonus in the amount of $50,000 before May 30, 1999. Any other bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Company's Board. The determinations of the Board with respect to such bonuses shall be final and binding.

                 4. STOCK OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 390,000 shares of the Company's Common Stock, which represents six percent of the Company's currently outstanding securities including the share reserve under the Company's 1998 Stock Incentive Plan. The exercise price per share will be equal to the fair market value per share on the date the option is granted.
The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Incentive Plan, as described in that
Plan and the applicable stock option agreement. You will vest in 1/48th of the option shares upon your completion of each month of service with the Company, from April 1, 1999. If a change in control of the Company occurs, 25% of your unvested option shares will become vested. The Company will allow you to pay the exercise price of the option with a full-recourse promissory note. The interest rate of the note will be the minimum interest rate necessary to avoid imputed interest income. The principal balance and accrued interest on the note will become due and payable upon the earlier of the date that is (a) five years following the date of the note or (b) 30 days following the termination of your employment for any reason. The promissory note will be secured by the shares subject to the option. The Company will determine the remaining terms of the promissory note and stock pledge agreement evidencing the security of the note.
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Kenneth Kurtzman                                                    May 10, 1999
                                                                          Page 2


                 5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

                 6. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

                 7. SEVERANCE. If you are terminated without Cause, you will receive a cash payment equal to nine months of your most recent base salary and additional vesting acceleration for your option shares, as if you performed service for another nine months following such termination; provided that you must execute a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and agree not to prosecute any legal action or other proceeding based upon any of such claims. The cash payment will be paid in nine equal monthly installments following your termination date and the date that you execute the general release. Cause shall mean commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company or any other intentional misconduct that adversely affects the business or affairs of the Company in a material manner.

                 8. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

                 9. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

                 10. ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

                 11.      AMENDMENT AND GOVERNING LAW.  This letter agreement
may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Texas law.
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Kenneth Kurtzman                                                    May 10, 1999
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                 We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

                 We look forward to having you join us on May 10, 1999 as our new Chief Executive Officer.

                 If you have any questions, please call me.

                                        Very truly yours,

                                        NEWWATCH COMPANY


                                        By: /s/ JAMES H. WHITCOMB, JR.
                                           -------------------------------------
                                            James H. Whitcomb, Jr.


I have read and accept this employment offer:


/s/ KENNETH KURTZMAN
- -----------------------------------
Kenneth Kurtzman
Signature of Kenneth Kurtzman



Dated:  May 1, 1999


Attachment
Exhibit A:  Proprietary Information and Inventions Agreement